AMENDMENT NO. 1
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
USA COMPRESSION PARTNERS, LP
October 1, 2026
This Amendment No. 1 (this “Amendment No. 1”) to the Agreement of Limited Partnership of USA Compression Partners, LP (the “Partnership”), dated as of July 6, 2026 (the “Partnership Agreement”) is hereby adopted effective, as of October 1, 2026, by USA Compression GP, LLC, a Texas limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest;
WHEREAS, Section 5.6(c) of the Partnership Agreement provides, among other things, that (i) the General Partner shall take all actions that it determines to be necessary or appropriate in connection with (1) each issuance of Partnership Interests pursuant to Section 5.6 or Section 7.5(c) of the Partnership Agreement, (2) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (3) all additional issuances of Partnership Interests; (ii) the General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued, and (iii) the General Partner shall do all things necessary to comply with the Texas Limited Partnership Law and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of

Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading;
WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6;
WHEREAS, the Board of Directors, in good faith, approved the creation, offering and issuance of the Class A Units having the rights, preferences and privileges set forth in this Amendment No. 1, and the General Partner has determined that the creation of a new class of Partnership Interests to be designated as “Class A Units” provided for in this Amendment No. 1 is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and
WHEREAS, the General Partner has, pursuant to its authority under Section 13.1(g), determined each of the provisions set forth in this Amendment No. 1 to be necessary or appropriate in connection with the creation, authorization or issuance of the Class A Units pursuant to Section 5.6 of the Partnership Agreement and accordingly is adopting this Amendment No. 1.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendment.
(a)     Section 1.1 of the Partnership Agreement is hereby amended to add, or amend and restate, the following definitions in the appropriate alphabetical order:
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for distributions to the holders of Common Units in respect of any one or more of the next four Quarters or (iv) provide funds for distributions to the Class A Units;
provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Class A Unit Distribution Rate” means an amount per Class A Unit equal to 9.25% per annum (2.3125% per Quarter), of the Class A Unit Issue Price.
“Class A Unit Issue Price” means the Issue Price of a Class A Unit on the Class A Unit Original Issuance Date.
“Class A Unit Original Issuance Date” means October 1, 2026.
“Class A Unit Quarterly Distribution” has the meaning set forth in Section 5.11(b)(iii)(B).
“Class A Units” has the meaning given such term in Section 5.11(a).
“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class A Unit.
“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership.
“J-W Group” means J-W Energy Company, a Texas corporation, and its subsidiaries.

“J-W Group Distributions” means any portion of the Partnership cash distributions attributable to (i) any distribution or dividend received by the Partnership from the J-W Group or the proceeds of sale of the capital stock of any member of the J-W Group, as applicable, or (ii) any interest payments received by the Partnership with respect to indebtedness of any member of the J-W Group.
“J-W Group Items” means any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of the J-W Group or the Partnership’s ownership of any indebtedness of any member of the J-W Group.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class A Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a revaluation event as described in Section 5.5(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d)(i) through Section 6.1(d)(xvi).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a revaluation event as described in Section 5.5(d); provided, however, the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d)(i) through Section 6.1(d)(xvi).
“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner Interest, a management interest) in the Partnership (but excluding any options, rights, warrants, appreciation rights and phantom or tracking interests relating to an equity interest in the Partnership), including the General Partner Interest, Common Units and Class A Units.
“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Unit shall at all times be zero.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to Class A Units, apportioned equally among all holders of Class A Units in accordance with the relative number or percentage of Class A Units held by each such holder.
“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Class A Units, but shall not include the General Partner Interest.”
(b)     Article V of the Partnership Agreement is hereby amended by adding a new Section 5.11 at the end thereof as follows:
“Section 5.11     Establishment of Class A Units.
(a)     General. The Partnership hereby designates and creates a class of Partnership Interests to be designated as “Class A Units” (the “Class A Units”), having the preferences, rights, powers and duties set forth herein, including this Section 5.11. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class A Units in the future.
(b)     Rights of Class A Units. The Class A Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Initial Capital Account. The initial Capital Account with respect to each Class A Unit will be equal to the Class A Unit Issue Price.
(ii)    Allocations.
(A)    The holders of Class A Units shall not be entitled to receive (1) any allocations of J-W Group Items, and (2) except as otherwise provided in this Section 5.11(b)(ii), allocations of (a) Net Income pursuant to Section 6.1(a), (b) Net Loss pursuant to Section 6.1(b), or (c) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).
(B)    With respect to each taxable period, the holders of the Class A Units shall be allocated, Pro Rata in proportion to the number of Class A Units of the holders, items of Partnership gross income, gain, loss or deduction (other than from J-W Group Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class A Units pursuant to this Section 5.11(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class A Units pursuant to Section 5.11(b)(iii).
(C)    Items of Partnership depreciation, amortization and cost recovery deductions (other than from J-W Group Items) with respect to each taxable period shall be allocated to the holders of Class A Units to the extent such items would be allocated to the holders of Class A Units as if each Class A Unit was treated as a Common Unit.
(D)    For each taxable period, after the application of Section 6.1(c)(i)(A) but before the application of Section 6.1(c)(i)(B), Net Termination Gain (other than from J-W Group Items) shall be allocated to the holders of the Class A Units, until the Capital Account of each Class A Unit is equal to the Class A Unit Issue Price.
(E)    For each taxable period, after the application of Section 6.1(c)(i)(A) but before the application of Section 6.1(c)(i)(B), the holders of the Class A Units shall be allocated, 1% of the aggregate Net Termination Gain (other than from J-W Group Items), if any; provided, however, that an allocation shall only be made to the holders of Class A

Units pursuant to this Section 5.11(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class A Unit Issue Price immediately prior to making such allocation.
(F)    For each taxable period, after the application of Section 6.1(c)(ii)(A) but before the application of Section 6.1(c)(ii)(B), the holders of the Class A Units shall be allocated Net Termination Loss (other than from J-W Group Items) until the Capital Account in respect of each Class A Unit has been reduced to zero.
(G)    For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable (including, for the avoidance of doubt, to (1) avoid circularity among the J-W Group and their respective ownership of Class A Units and (2) account for any future internal reorganizations or restructurings of the Partnership and/or its Subsidiaries).
(iii)    Distributions.
(A)    For each taxable period, no portion of any Partnership cash distribution attributable to J-W Group Distributions shall be distributed to the holders of the Class A Units.
(B)    Commencing with the Class A Unit Original Issuance Date, the holder of the Class A Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class A Unit Quarterly Distribution”) in cash in an amount equal to the Class A Unit Distribution Rate on all Outstanding Class A Units. Distributions shall be paid Quarterly, in arrears, within 45 days after the end of each Quarter (or the Business Day immediately thereafter). Each Record Date established for paying a Class A Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3. If the Partnership is unable to pay the Class A Unit Quarterly Distribution with respect to any Quarter, (1) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (2) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.11(b)(iii)(B) or Article XII, the Class A Units will not be entitled to receive any distributions.
(iv)    Voting Rights. Except as set forth in this Section 5.11(b)(iv) and Section 13.3(c) and except to the extent the Texas Limited Partnership Law gives the Class A Units a vote as a class on any matter, the Class A Units shall not have any voting rights. With respect to any matter on which the Class A Units are entitled to vote, each Class A Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class A Units then Outstanding, amend, alter, modify or change this Section 5.11 (or vote or consent or resolve to take such action).
(v)    Redemption and Conversion Rights. The Class A Units will be perpetual and shall not have any rights of redemption or conversion.
(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class A Units shall not be evidenced by Certificates. Any Certificates relating to the Class A Units that may be issued will be in such form as the General Partner may approve. The Class A Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.
(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class A Units.”
(c)     Section 6.1(a) of the Partnership Agreement is hereby amended as follows:
“(a)     Net Income. After giving effect to the special allocations set forth in Section 6.1(c) and as otherwise provided in Section 5.11, Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:”
(d)    Section 6.1(b) of the Partnership Agreement is hereby amended as follows:
“(a)     Net Loss. After giving effect to the special allocations set forth in Section 6.1(c) and as otherwise provided in Section 5.11, Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:”
(e)    Article VI of the Partnership Agreement is hereby amended by adding a new Section 6.1(c) as follows:
“(c)     Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Section 5.11, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions pursuant to Section 6.3; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
(A) First, to each Unitholder having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and
(B) Second, to all Unitholders Pro Rata.
(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:
(A) First, to all Unitholders Pro Rata until the Adjusted Capital Account in respect of each Unit then Outstanding has been reduced to zero; and
(B) Second, the balance, if any, 100% to the General Partner.”
(f)    Section 6.1(c) of the Partnership Agreement is hereby redesignated as Section 6.1(d), and each reference in the Partnership Agreement to any such redesignated clause (or any subdivision thereof) shall be deemed to refer to such clause (or the corresponding subdivision thereof) as so redesignated, and is further amended by adding a new subparagraphs (xv) and (xvi) at the end thereof as follows:
“(xv)     Corrective Allocations. Net Termination Loss shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior revaluation events (as described in Section 5.5(d)) giving rise to Net Termination Gains occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c).
(xvi)     J-W Group Allocations.
(A) The Class A Units shall not be entitled to receive any allocation of any J-W Group Items, and such J-W Group Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class A Units remain Outstanding) shall instead be specifically allocated to the Unitholders (other than the holders of Class A Units), Pro Rata.
(B) For the purposes of effectuating the intent of Section 6.1(d)(xv), the General Partner may make special allocations of items of Partnership gross income, gain, loss or deductions among the Unitholders as it deems reasonable.”
Section 2.    No Other Amendment. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    Invalidity of Provisions. If any provision or part of a provision of this Amendment No. 1 is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Amendment No. 1 shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 4.    Applicable Law. This Amendment No. 1 shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.
(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first above written.
General Partner:
USA Compression GP, LLC
By:    /s/ Christopher W. Porter
    Christopher W. Porter
    Senior Vice President, General Counsel and
    Secretary
Amendment No. 1 to Agreement of Limited Partnership of
USA Compression Partners, LP